Exhibit 10.17(b)

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT is entered into as of December 31, 2010 by and between ERICKSON AIR-CRANE INCORPORATED, a Delaware corporation, the Lenders signatory hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

RECITALS

Borrower, Administrative Agent and Lenders are parties to that certain Credit Agreement dated June 24, 2010 (as previously amended, the “Credit Agreement”), Borrower, Administrative Agent and Required Lenders desire to amend the Credit Agreement in the manner set forth below.  All capitalized terms used herein and not otherwise defined herein shall have the meaning attributed to them in the Credit Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties contained herein, Borrower, Administrative Agent and Required Lenders hereby agree as follows:

1.                                      Section 1.01.                         Section 1.01 of the Credit Agreement is amended to amend the definitions of the terms “Adjusted EBITDA” and “Tangible Net Worth” as follows and to add a definition for the term “Fourth Quarter 2010 Charges”:

“Adjusted EBITDA” means, as of the end of a fiscal quarter, EBITDA plus the following (determined on a consolidated basis) for the period during which EBITDA was calculated:  (i) management fees paid to Stonehouse Capital Partners in 2009 and the first fiscal quarter of 2010; (ii) 2010 and 2011 IPO related non-capitalized expenses up to a maximum of $2,000,000; (iii) 2010 and 2011 legal expenses (including, without limitation, settlement costs) incurred directly in connection with the Evergreen Aviation litigation, the litigation with Borrower’s prior owners, the litigation in Italy relating to the 2005 helicopter crash and the appeal of the IRS audit relating to Borrower’s 2005 and 2006 tax years, up to an aggregate maximum of $2,000,000 for any twelve-month period; (iv) any cash expense resulting from the prepayment of Existing Indebtedness in connection with the credit extended hereunder, up to an aggregate maximum of $500,000; and (v) for Borrower’s fiscal quarter ended December 31, 2010, Fourth Quarter 2010 Charges in the aggregate amount equal to the lesser of (A) $9,000,000 or (B) the actual amount of the aggregate of the Fourth Quarter 2010 Charges actually reflected in Borrower’s financial statements.

“EBITDA” means, as of the end of a fiscal quarter, Borrower’s consolidated net income after taxes for the twelve months ending with such quarter plus (i) the sum of the amounts for such twelve-month period included in determining such net income of (A) interest expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, (E) unusual non-cash charges, extraordinary non-cash losses and other non-recurring non-cash charges,

(F) any non-cash charges arising from awards to employees relating to Equity Interests, (G) any non-cash charges relating to financings and (H) any non-cash currency translation adjustments that serve to reduce net income; less (ii) the sum of the amounts for such twelve-month period included in determining such net income of (A) gains on sales of assets (excluding sales of inventory in the ordinary course of business), (B) unusual non-cash gains, extraordinary non-cash gains and other non-recurring non-cash gains, (C) any non-cash currency translation adjustments that serve to increase net income and (D) Fourth Quarter 2010 Reversal Income.

“Fourth Quarter 2010 Charges” means charges against Borrower’s net income taken in Borrower’s fiscal quarter ended December 31, 2010 consisting of the following:  (i) up to $3,000,000 related to the Evergreen Aviation litigation, (ii) up to $1,400,000 related to an account receivable from the United States Forest Service, (iii) up to $3,800,000 related to an account receivable from ICSS and (iv) up to $800,000 related to an account receivable from Canadian Revenue Agency.

“Fourth Quarter 2010 Reversal Income” means any income recognized as a result of the reversal of any Fourth Quarter 2010 Charges.

“Tangible Net Worth” means, as of the date of determination, the total of Borrower’s shareholders’ equity, plus (i) the outstanding principal and accrued but unpaid interest on Subordinated Debt, plus (ii) to the extent not included in Borrower’s shareholders’ equity, the par value, additional paid-in capital, and accumulated but unpaid dividends with respect to the Series A Redeemable Preferred Stock, plus (iii) an amount equal to $6,000,000 in order to exclude the impact of the Fourth Quarter 2010 Charges, less (iv) Fourth Quarter 2010 Reversal Income and less (v) consolidated intangible assets.

2.                                      Section 7.10.                         Section 7.10 of the Credit Agreement is amended and restated in its entirety to read as follows:

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that (a) the foregoing restriction shall not apply to transactions between or among the Loan Parties; (b) the Borrower may make Investments consisting of advances and capital contributions to Non-Guarantor Subsidiaries permitted under Section 7.02 at rates of interest that the Borrower deems reasonable under the circumstances; (c) reasonable and customary fees may be paid to members of the board of directors (or similar governing body) of Borrower or any Subsidiary; (d) compensation, benefits or indemnification arrangements for officers and other employees of the Borrower or any Subsidiary may be entered into in the ordinary course of business; (e) Restricted Payments permitted hereunder may be made;

(f) transactions among Subsidiaries that are not Loan Parties may be entered into; (g) the transactions contemplated hereby may be effected and (h) the Subordinated Debt may be prepaid, if (1) such prepayment is permitted under the subordination agreement with respect thereto signed by Administrative Agent and (2) such payments are from cash proceeds received by Borrower either from (i) the substantially concurrent issue of new shares of its common stock or other common Equity Interests, with minimum net cash proceeds received by Borrower from such issuance of $60,000,000 or (ii) proceeds of the IPO received, with minimum net cash proceeds received by Borrower from the IPO of $60,000,000.

3.                                      Section 7.13.                         Section 7.13 of the Credit Agreement is amended and restated in its entirety to read as follows:

(a)                                  Minimum Tangible Net Worth.  As of the end of each fiscal quarter set forth below, Tangible Net Worth shall not be less than the target amount set forth below for such quarter, plus 90% of net proceeds from Borrower’s issuance of Equity Interests after April 30, 2010 (other than proceeds used substantially contemporaneously with receipt to retire or redeem Subordinated Debt and/or Series A Redeemable Preferred Stock):

Quarter Ending	Target Amount

June 30, 2010	$44,500,000

September 30, 2010	$58,000,000

December 31,2010	Not Measured

March 31,2011	$58,000,000

June 30, 2011	$60,000,000

September 30, 2011 through June 30, 2012	$75,000,000

September 30, 2012 and thereafter	$100,000,000

(b)                                 Minimum Fixed Charge Coverage Ratio.  As of the end of each fiscal quarter other than the fiscal quarter ending December 31, 2010, the Fixed Charge Coverage Ratio shall not be less than 1.75:1.00.

(c)                                  Maximum Leverage Ratio.  As of the end of each fiscal quarter set forth below, the Leverage Ratio shall not be greater than the ratio set forth below for such quarter:

Quarter Ending	Maximum Leverage Ratio

June 30, 2010	4.25:1,00

September 30, 2010	4.00:1.00

December 31,2010	Not Measured

March 31, 2011 through September 30, 2011	3.75:1.00

December 31, 2011 and thereafter	3.50:1.00

(d)                                 Minimum 2010 Net Income.  Borrower’s consolidated net income after taxes for the twelve months ending December 31, 2010 shall not be less than ($6,700,000).

4.                                      Amended Pricing Schedule.  Schedule 1.01 to the Credit Agreement is hereby replaced with the Pricing Schedule attached as Schedule 1.01 to this Second Amendment.

5.                                      Amendment Fee.  Upon the execution of this Amendment by Borrower and the Required Lenders, Borrower shall pay to Administrative Agent, for the ratable benefit of each Lender consenting to this Amendment, an amendment fee equal to 15 basis points multiplied by an amount equal to the Revolving Commitments and Term Loan Commitments of the consenting Lenders (the “Amendment Fee”).  The Amendment Fee shall be deemed fully earned, due and payable by Borrower upon the execution of this Amendment by Borrower and the Required Lenders.

6.                                      Ratification.  Except as otherwise provided in this Second Amendment, all of the provisions of the Credit Agreement are hereby ratified and confirmed and shall remain in full force and effect.

7.                                      One Agreement.  The Credit Agreement, as modified by the provisions of this Second Amendment, shall be construed as one agreement.

8.                                      Effective Date.  This Second Amendment shall be effective as of the date first above written upon satisfaction of the following conditions:

(a)                                  Execution and delivery by Borrower, the Administrative Agent and the Required Lenders of this Amendment and by the Guarantors of the Consent and Acknowledgement of Guarantors;

(b)                                 Execution and delivery by the holders of Subordinated Debt of an amendment to the applicable subordination agreement on terms acceptable to the Administrative Agent;

(c)                                  Execution and delivery by Borrower of an amendment to the Deed of Trust in a form acceptable to the Administrative Agent and the issuance by Chicago Title Insurance Company of a modification endorsement to the title insurance policy insuring the lien of the Deed of Trust in a form acceptable to the Administrative Agent; and

(d)                                 Payment of the amendment fee provided for in Section 4 of this Amendment.

9.                                      Counterparts.  This Second Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Second Amendment by fax or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Second Amendment.

IN WITNESS WHEREOF, this Second Amendment to Credit Agreement has been duly executed as of the date first written above,

BORROWER:	ERICKSON AIR-CRANE INCORPORATED

	By:	/s/ Charles E. Ryan
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT and	WELLS FARGO BANK, NATIONAL
LENDER:	ASSOCIATION

	By:	/s/ James R. Bedmark
	Title:	Senior Vice President

LENDER:	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ David Opatrny
	Title:	Assistant Vice President

LENDER:	BANK OF THE WEST

	By:	/s/ Sean Edwards
	Title:	Vice President

LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Daryl Hogge
	Title:	Senior Vice President

LENDER:	UNION BANK, N.A,

	By:	/s/ [Signature Illegible]
	Title:	Vice President

CONSENT AND ACKNOWLEDGMENT OF GUARANTORS

Each of the undersigned hereby (a) acknowledges receipt of a copy of the foregoing Second Amendment to Credit Agreement and consents to each modification of the Credit Agreement contained therein, (b) reaffirms its obligations and waivers under its Continuing Guaranty dated as of June 24, 2010 and (c) acknowledges that its obligations under its Continuing Guaranty are legal, valid and binding obligations enforceable in accordance with their terms and that it has no defense, offset, claim or counterclaim with respect to any of its obligations thereunder.

IN WITNESS WHEREOF, each of the undersigned has caused this Consent and Acknowledgment to be duly executed and delivered by its duly authorized signatory as of January 1, 2011.

GUARANTOR:	DUTCH AIR-CRANE B.V.

	By:	/s/ Udo Rieder
	Title:	Director

GUARANTOR:	ERICKSON AIR-CRANE (MALAYSIA) SDN. BHD.

	By:	/s/ Udo Rieder
	Title:	Director

SCHEDULE 1.01

PRICING SCHEDULE

Pricing Level	Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans	Letter of Credit Fee	Commitment Fee
1	Less than 2.00:1.00	200 bps	75 bps	200 bps	25 bps
2	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	225 bps	100 bps	225 bps	37.5 bps
3	Less than 3.00:1.00 but greater than or equal to 2.50:1.00	250 bps	125 bps	250 bps	37.5 bps
4	Less than 3.50:1.00 but greater than or equal to 3.00:1.00	275 bps	150 bps	275 bps	50 bps
5	Less than 4.00:1.00 but greater than or equal to 3.50:1.00	300 bps	175 bps	300 bps	50 bps
6	Greater than or equal to 4.00:1.00	425 bps	300 bps	425 bps	62.5 bps

The applicable Leverage Ratio shall be the one set forth in the most recent Compliance Certificate delivered pursuant to Section 6.02(a).  Any increase or decrease resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.02(a);  provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, unless waived by the Required Lenders, Pricing Tier 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day after the date on which such Compliance Certificate is delivered in accordance with Section 6.02(a), whereupon the applicable adjustment shall be made based upon the calculation of the Leverage Ratio contained in such Compliance Certificate.  The pricing in effect from January 1, 2011 through the applicable Business Day immediately following delivery of a Compliance Certificate indicating a Leverage Ratio below 4.00:1.00 shall be Pricing Tier 6.

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